Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 20, 2012 with respect to the consolidated financial statements and schedule included in the Annual Report of MISONIX, INC. and Subsidiaries on Form 10-K for the year ended June 30, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of MISONIX, INC. and Subsidiaries on Forms S-8 (File No. 333-165088, effective February 26, 2010, File No. 333-130874, effective January 5, 2006, File No. 333-63166, effective June 15, 2001, File No. 333-78795, effective May 18, 1999, File No. 333-18907, effective March 21, 1997 and File No. 33-73924, effective January 7, 1994).

/s/ GRANT THORNTON LLP

New York, New York

September 20, 2012